Exhibit 8.1

Telefônica

List of Subsidiaries

1.       A. Telecom S.A. (formerly Assist Telefônica) (wholly owned subsidiary)

2.       Companhia AIX de Participações (50% share ownership)

3.       Companhia ACT de Participações (50% share ownership)

4.       Aliança Atlântica Holding B.V. (50% share ownership)

5.       Telefônica Data S.A. (wholly owned subsidiary)

6.       Telefônica Sistemas de Televisão S.A. (wholly owned subsidiary)